EXHIBIT 99.1

CoreCard® Business Update: CoreCard partners with Al Ansari Exchange to offer multi-currency prepaid card processing in the UAE

DUBAI, United Arab Emirates, April 19, 2021 (GLOBE NEWSWIRE) -- CoreCard Software, DMCC. (a subsidiary of Intelligent Systems Corporation [NYSE American: INS]), the leading international provider of innovative prepaid and credit technology solutions and processing services to the financial technology and services market, announced today a partnership with Al Ansari Exchange, the UAE-based foreign exchange and worldwide money transfer company.

Under this partnership CoreCard is providing prepaid card processing services for the Al Ansari Exchange Visa Platinum Multi-currency travel card. This card can be used at any merchant worldwide that accepts Visa and can be loaded with any of seventeen different currencies making it the smartest, safest and most convenient way to travel whilst enjoying a wide range of benefits and exclusive offers.

This deployment also showcases CoreCard’s ability to host its processing services in the cloud which allowed reduced deployment times whilst achieving the highest standards of resilience and the ability to easily scale to match a fast-growing business.

Mohammad Bitar, Deputy Chief Executive Officer, Al Ansari Exchange, said: “Al Ansari Exchange puts great efforts into providing world-class services to its customers using the most advanced technologies and innovative solutions. We are pleased to collaborate with a modern platform such as CoreCard and integrate their technology into our systems to further enhance our customers’ experience when using the Al Ansari Exchange Travel Card.”

Lee Blair, General Manager for CoreCard in Dubai said, “This is a great day for the new CoreCard Dubai office. We are thrilled to bring CoreCard’s market leading platform and processing capabilities into the region and are proud to be working with Al Ansari Exchange to provide such an exciting product to their customers.”

About CoreCard

CoreCard Software, a leading provider of card management systems and processing services, offers an array of account management solutions to support the complex requirements of the evolving global financial services industry. CoreCard® software solutions provide the market's most feature-rich and flexible platform for processing and managing a full range of card products including prepaid/stored-value, multi-currency wallets, virtual card issuing, instant financing, small loans, point of sale loans, fleet, credit, debit, commercial, government, healthcare and private-label cards as well as accounts receivable and loans. CoreCard is headquartered in Norcross, GA with additional offices in India, the United Arab Emirates and Romania. CoreCard is a subsidiary of Intelligent Systems Corporation [NYSE AMERICAN: INS].

For more information, email solutions@corecard.com, or visit www.corecard.com

About Al Ansari Exchange

Al Ansari Exchange, a leading exchange company in the UAE with the largest branch network, was founded in 1996. Its first branch started as an offshoot of a flourishing general trading business by the Al Ansari family, established primarily to meet the foreign exchange and remittance needs of the Al Ansari family’s trading partners and customers.

The company has expanded to over 190 branches nationwide, making it the largest and most popular exchange company in the UAE today. It employs over 2,500 multilingual staff who serve more than 2.5 million customers every month. It is one of the first exchange houses in the country to have integrated innovation and digital technology into its systems and platforms. Its efforts culminated with the launch of Al Ansari Exchange Mobile App in 2018. Currently, the App is the highest-rated app among the exchange houses in the UAE on Google Play and the Apple Store with over one million downloads to date and more than 200,000 active users monthly.

For more information, please visit www.alansariexchange.com